Exhibit 99.1
Verisk Reports First-Quarter 2020 Financial Results

•	Consolidated revenues were $690 million, up 10.4%, and up 5.0% on an organic constant currency (OCC) basis for the first quarter of 2020.

•	Net income was $172 million, up 27.8% for the first quarter of 2020. Adjusted EBITDA, a non-GAAP measure, was $318 million, up 9.0%, and up 7.4% on an OCC basis.

•	Diluted GAAP earnings per share (diluted EPS) were $1.04 for the first quarter of 2020. Diluted adjusted earnings per share (diluted adjusted EPS), a non-GAAP measure, were $1.17.

•	Net cash provided by operating activities was $363 million, down 1.0% for the first quarter of 2020. Free cash flow, a non-GAAP measure, was $310 million, down 3.5%.

•	The company paid a cash dividend of 27 cents per share on March 31, 2020. The company’s Board of Directors approved a cash dividend of 27 cents per share payable on June 30, 2020.

•	The company repurchased $174 million of its shares during the first quarter of 2020.

•	The company currently has $595 million of undrawn capacity on its revolver and no meaningful maturities until May 2021.
JERSEY CITY, N.J., May 5, 2020 — Verisk (Nasdaq:VRSK), a leading data analytics provider, today announced results for the quarter ended March 31, 2020.
Scott Stephenson, chairman, president, and CEO, said, “During these challenging times, we are laser-focused on providing uninterrupted great service and support to our customers while also protecting the well-being of our more than 9,000 Verisk teammates around the world. We’re navigating through this time of uncertainty from a position of strength and will continue to invest in our business and our people to capitalize on our competitive advantages over the long-term.”
Lee Shavel, CFO and executive vice president, said, “Normalizing for the continued impact of the injunction, Verisk delivered organic constant currency revenue growth of 5.8% and organic constant currency adjusted EBITDA growth of 9.0% in first-quarter 2020. During the quarter, we returned $218 million to shareholders through dividends and repurchases while continuing to invest in our business, demonstrating the resilience of our business model and the strength of our balance sheet.”
Summary of Results (GAAP and Non-GAAP)
(in millions, except per share amounts)
Note: Adjusted EBITDA, diluted adjusted EPS, and free cash flow are non-GAAP measures.

	Three Months Ended
	March 31,
	2020	2019	Change
Revenues	$689.8	$625.0	10.4%
Net income	171.7	134.4	27.8
Adjusted EBITDA	318.0	291.8	9.0
Diluted GAAP EPS	1.04	0.81	28.4
Diluted adjusted EPS	1.17	1.03	13.6
Net cash provided by operating activities	362.6	366.1	(1.0)
Free cash flow	309.7	320.9	(3.5)
Revenue
Consolidated revenues increased 10.4%, and 5.0% on an OCC basis, for first-quarter 2020. Normalizing for the impact of the injunction on roof measurement solutions, which adjusts for $4 million of associated revenue in the prior-year period, OCC revenue would have grown 5.8% in first-quarter 2020. Although we experienced a decline in certain of our transactional revenues during the last two weeks of March 2020 related to COVID-19, the impact on first-quarter 2020 results was modest.

Revenues and Revenue Growth by Segment
(in millions)

			Revenue Growth
	Three Months Ended		Three Months Ended
	March 31,		March 31, 2020
	2020	2019	Reported	OCC
Underwriting & rating	$344.1	$305.9	12.5%	8.4%
Claims	145.3	147.7	(1.6)	0.4
Insurance	489.4	453.6	7.9	5.9
Energy and Specialized Markets	160.1	128.4	24.6	2.6
Financial Services	40.3	43.0	(6.4)	3.0
Revenues	$689.8	$625.0	10.4	5.0
Insurance segment revenue grew 7.9% in the first quarter of 2020 and 5.9% on an OCC basis. Normalizing for the impact of the injunction on roof measurement solutions, Insurance revenue would have grown 6.9% on an OCC basis.

•
Underwriting & rating revenue increased 12.5% in the quarter and 8.4% on an OCC basis, resulting primarily from an annual increase in prices derived from continued enhancements to the content of the solutions within industry-standard insurance programs as well as selling expanded solutions to existing customers in commercial and personal lines. In addition, catastrophe modeling services contributed to the growth.

•
Claims revenue declined 1.6% in the quarter and grew 0.4% on an OCC basis. Both reported and OCC growth were negatively impacted by the injunction ruling against roof measurement solutions as well as tougher comparisons from the prior-year period. Normalizing for the impact of the injunction on roof measurement solutions, Claims revenue would have grown 3.6% on an OCC basis. Growth was primarily driven by claims analytics revenue and repair cost estimating solutions revenue.

Energy and Specialized Markets segment revenue increased 24.6% in the quarter and 2.6% on an OCC basis, resulting primarily from growth in core research, increases in environmental health and safety service revenues and weather analytics revenues. These increases were partially offset by a decline in market and cost intelligence solutions due to implementation projects that did not reoccur and a decline in consulting revenues.
Financial Services segment revenue decreased 6.4% in the quarter and grew 3.0% on an OCC basis. The impact of portfolio transactions that closed in the quarter resulted in a net decrease in reported revenues. On an OCC basis, revenue growth was driven by increases in management information and regulatory reporting as well as fraud and credit risk, offset in part by declines in portfolio management and spend-informed analytics.
Net Income and Adjusted EBITDA
During first-quarter 2020, net income increased 27.8%, driven by organic growth in the business, gains from dispositions, and a lower level of acquisition-related costs (earn-outs). This was partially offset by the timing shift of a $10 million expense related to annual long-term equity incentive grants that was recognized in the first quarter of this year as compared to the second quarter in the prior year. Adjusted EBITDA increased 9.0%, and 7.4% on an OCC basis, negatively impacted by the above-mentioned timing shift in expense. Normalizing for the impact of the injunction on roof measurement solutions, OCC adjusted EBITDA would have grown 9.0% for first-quarter 2020.

EBITDA and Adjusted EBITDA by Segment
(in millions)
Note: Consolidated EBITDA and adjusted EBITDA are non-GAAP measures. Margin is calculated as a percentage of revenues.

	Three Months Ended March 31,
	EBITDA		EBITDA Margin		Adjusted EBITDA		Adjusted EBITDA Growth		Adjusted EBITDA Margin
	2020	2019	2020	2019	2020	2019	2020 Reported	2020 OCC	2020	2019
Insurance	$272.4	$231.3	55.7%	51.0%	$256.6	$238.8	7.5%	8.0%	52.4%	52.7%
Energy and Specialized Markets	50.2	37.2	31.4	29.0	50.2	39.7	26.3	1.8	31.4	30.9
Financial Services	14.7	13.3	36.4	30.8	11.2	13.3	(16.0)	15.9	27.6	30.8
Consolidated	$337.3	$281.8	48.9	45.1	$318.0	$291.8	9.0	7.4	46.1	46.7
Earnings Per Share
Diluted EPS increased 28.4% to $1.04 for the first quarter of 2020 due to the gains on sales of disposed businesses and a decrease in acquisition-related costs (earn-outs). Diluted adjusted EPS grew 13.6% to $1.17 for the first quarter of 2020, reflecting organic growth in the business and lower average share count.
Cash Flow
Net cash provided by operating activities was $363 million for the first quarter of 2020, down 1.0%. Capital expenditures were $53 million for the first quarter of 2020, up 17.0%. Free cash flow was $310 million for the first quarter of 2020, down 3.5%, primarily due to an increase in interest payments and the timing of certain customer collections and operating expense payments.
Free cash flow represented 97.4% of adjusted EBITDA for the first quarter of 2020, compared with 110.0% in the prior-year period.
Dividend
On March 31, 2020, Verisk paid a cash dividend of 27 cents per share of common stock issued and outstanding to the holders of record as of March 13, 2020.

On April 29, 2020, Verisk’s Board of Directors approved a cash dividend of 27 cents per share of common stock issued and outstanding, payable on June 30, 2020, to holders of record as of June 15, 2020.
Share Repurchases
Including the accelerated share repurchase (ASR) settled in the first quarter of 2020, the company repurchased approximately 1.1 million shares at an average price of $154.56, for a total cost of $174 million for the first quarter of 2020. At March 31, 2020, the company had $454 million remaining under its share repurchase authorization.
Conference Call
Verisk’s management team will host a live audio webcast on Wednesday, May 6, 2020, at 8:30 a.m. EDT (5:30 a.m. PDT, 12:30 p.m. GMT) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 1-512-961-6560 for international participants.
A replay of the webcast will be available for 30 days on the Verisk investor website and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 1-404-537-3406 for international participants using conference ID #3897875.

About Verisk
Verisk (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, energy and specialized markets, and financial services. Using advanced technologies to collect and analyze billions of records, Verisk draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. Around the world, Verisk helps customers protect people, property, and financial assets.
Headquartered in Jersey City, N.J., Verisk operates in 30 countries and is a member of Standard & Poor’s S&P 500® Index. In 2018, Forbes magazine named Verisk to its World’s Best Employers list. For more information, please visit www.verisk.com.
Contact:
Investor Relations
Stacey Brodbar
Head of Investor Relations
Verisk
201-469-4327
IR@verisk.com
Media
Brett Garrison
Edelman (for Verisk)
917-639-4903
Brett.Garrison@edelman.com
Forward-Looking Statements
This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. This includes, but is not limited to, the potential impacts of the COVID-19 pandemic on our operations and financial performance, our expectation and ability to pay a cash dividend on our common stock in the future, subject to the determination by the Board of Directors and based on an evaluation of company earnings, financial condition and requirements, business conditions, capital allocation determinations, and other factors, risks, and uncertainties. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures
The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company, for budgeting and planning purposes, and for evaluating the performance of senior management.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Expenses: EBITDA represents GAAP net income adjusted for (i) depreciation and amortization of fixed assets; (ii) amortization of intangible assets; (iii) interest expense; and (iv) provision for income taxes. Adjusted EBITDA represents EBITDA adjusted for acquisition-related costs (earn-outs), gain/loss from dispositions (which include businesses held for sale), nonrecurring gain/loss, and interest income on the subordinated promissory note. Adjusted EBITDA expenses represent adjusted EBITDA net of revenues. The company believes these measures are useful and meaningful because they allow for greater transparency regarding the company’s operating performance and facilitate period-to-period comparison.
Adjusted Net Income and Diluted Adjusted EPS: Adjusted net income represents GAAP net income adjusted for (i) amortization of intangible assets, net of tax; (ii) acquisition-related costs (earn-outs), net of tax; (iii) gain/loss from dispositions (which include businesses held for sale), net of tax; (iv) nonrecurring gain/loss, net of tax; and (v) interest income on the subordinated promissory note, net of tax. Diluted adjusted EPS represents adjusted net income divided by weighted-average diluted shares. The company believes these measures are useful and meaningful because they allow evaluation of the after-tax profitability of the company’s results excluding the after-tax effect of acquisition-related costs and nonrecurring items.
Free Cash Flow: Free cash flow represents net cash provided by operating activities determined in accordance with GAAP minus payments for capital expenditures. The company believes free cash flow is an important measure of the recurring cash generated by the company’s operations that may be available to repay debt obligations, repurchase its stock, invest in future growth through new business development activities, or make acquisitions.
Organic Constant Currency (OCC): The company’s operating results, such as, but not limited to, revenue and adjusted EBITDA, reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which it transacts change in value over time compared with the U.S. dollar; accordingly, it presents certain constant currency financial information to assess how the company performed excluding the impact of foreign currency exchange rate fluctuations. The company calculates constant currency by translating comparable prior-year-period results at the currency exchange rates used in the current period. The company defines “organic” as operating results excluding the effect of recent acquisitions and dispositions (which include businesses held for sale) that have occurred over the past year. An acquisition is included as organic at the beginning of the calendar quarter that occurs subsequent to the one-year anniversary of the acquisition date. Once an acquisition is included in its current-period organic base, its comparable prior-year-period operating results are also included to calculate organic growth. A disposition (which includes a business held for sale) is excluded from organic at the beginning of the calendar quarter in which the disposition occurs (or when a business meets the held-for-sale criteria under U.S. GAAP). Once a disposition is excluded from its current-period organic base, its comparable prior-year-period operating results are also excluded to calculate organic growth. The organic presentation enables investors to assess the growth of the business without the impact of recent acquisitions for which there is no prior-year comparison. A disposition’s results are removed from all prior periods presented to allow for comparability. The company believes organic constant currency is a useful and meaningful measure to enhance investors’ understanding of the continuing operating performance of its business and to facilitate the comparison of period-to-period performance because it excludes the impact of foreign exchange rate movements, acquisitions, and dispositions.
See page 9 for a reconciliation of consolidated adjusted EBITDA, a segment results summary and a reconciliation of adjusted EBITDA, and a reconciliation of segment adjusted EBITDA margin. See page 10 for a reconciliation of adjusted EBITDA expenses, a reconciliation of diluted adjusted EPS, and a reconciliation of net cash provided by operating activities to free cash flow.
Attached Financial Statements
Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of March 31, 2020, and December 31, 2019

	2020	2019

	(in millions, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$204.4	$184.6
Accounts receivable, net of allowance for doubtful accounts of $13.8 and $11.7, respectively	523.3	441.6
Prepaid expenses	66.6	60.9
Income taxes receivable	—	25.9
Other current assets	19.7	17.8
Current assets held for sale	—	14.1
Total current assets	814.0	744.9
Noncurrent assets:
Fixed assets, net	549.3	548.1
Operating lease right-of-use assets, net	208.6	218.6
Intangible assets, net	1,306.6	1,398.9
Goodwill	3,742.6	3,864.3
Deferred income tax assets	9.1	9.8
Other noncurrent assets	297.9	159.8
Noncurrent assets held for sale	—	110.8
Total assets	$6,928.1	$7,055.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$315.6	$375.0
Acquisition-related liabilities	109.5	111.2
Short-term debt and current portion of long-term debt	444.0	499.4
Deferred revenues	668.4	440.1
Operating lease liabilities	38.7	40.6
Income taxes payable	21.7	6.8
Current liabilities held for sale	—	18.7
Total current liabilities	1,597.9	1,491.8
Noncurrent liabilities:
Long-term debt	2,652.4	2,651.6
Deferred income tax liabilities	349.6	356.0
Operating lease liabilities	198.6	208.1
Other liabilities	49.1	48.8
Noncurrent liabilities held for sale	—	38.1
Total liabilities	4,847.6	4,794.4
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value; 2,000,000,000 shares authorized; 544,003,038 shares issued; 162,498,132 and 163,161,564 shares outstanding, respectively	0.1	0.1
Additional paid-in capital	2,404.6	2,369.1
Treasury stock, at cost, 381,504,906 and 380,841,474 shares, respectively	(4,018.9)	(3,849.9)
Retained earnings	4,353.4	4,228.4
Accumulated other comprehensive losses	(658.7)	(486.9)
Total stockholders’ equity	2,080.5	2,260.8
Total liabilities and stockholders’ equity	$6,928.1	$7,055.2

VERISK ANALYTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months Ended March 31, 2020 and 2019

	Three Months Ended March 31,
	2020	2019

	(in millions, except for share and per share data)
Revenues	$689.8	$625.0
Operating expenses:
Cost of revenues (exclusive of items shown separately below)	257.7	231.4
Selling, general and administrative	112.1	111.4
Depreciation and amortization of fixed assets	46.1	46.6
Amortization of intangible assets	41.0	33.2
Other operating income	(19.4)	—
Total operating expenses	437.5	422.6
Operating income	252.3	202.4
Other income (expense):
Investment loss and others, net	(2.1)	(0.4)
Interest expense	(33.5)	(31.9)
Total other expense, net	(35.6)	(32.3)
Income before income taxes	216.7	170.1
Provision for income taxes	(45.0)	(35.7)
Net income	$171.7	$134.4
Basic net income per share	$1.05	$0.82
Diluted net income per share	$1.04	$0.81
Weighted-average shares outstanding:
Basic	162,894,306	163,528,343
Diluted	165,724,120	166,544,945

VERISK ANALYTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Three Months Ended March 31, 2020 and 2019

	2020	2019

	(in millions)
Cash flows from operating activities:
Net income	$171.7	$134.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	46.1	46.6
Amortization of intangible assets	41.0	33.2
Amortization of debt issuance costs and original issue discount, net of original issue premium	0.3	0.9
Provision for doubtful accounts	1.5	1.2
Gain on sale of assets	(19.4)	—
Stock-based compensation expense	19.6	9.2
Realized loss (gain) on available-for-sale securities, net	0.5	(0.4)
Deferred income taxes	(0.1)	3.3
Loss on disposal of fixed assets, net	0.3	—

Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(96.5)	(81.6)
Prepaid expenses and other assets	(18.5)	(2.2)
Operating lease right-of-use assets, net	9.3	8.8
Income taxes	41.0	25.3
Acquisition-related liabilities	0.2	8.4
Accounts payable and accrued liabilities	(62.0)	(35.8)
Deferred revenues	237.6	217.7
Operating lease liabilities	(10.5)	(9.1)
Other liabilities	0.5	6.2
Net cash provided by operating activities	362.6	366.1
Cash flows from investing activities:
Acquisitions, net of cash acquired of $0 and $3.7, respectively	—	(69.1)
Proceeds from sale of assets	23.1	—
Purchase of investments in a nonpublic company	(63.8)	—
Capital expenditures	(52.9)	(45.2)
Other investing activities, net	6.1	(6.0)
Net cash used in investing activities	(87.5)	(120.3)
Cash flows from financing activities:
Repayments of short-term debt, net	(75.0)	(245.0)
Proceeds from issuance of short-term debt with original maturities greater than three months	20.0	—
Repayments of current portion of long-term debt	—	(250.0)
Proceeds from issuance of long-term debt, inclusive of original issue premium and net of original issue discount	—	397.9
Payment of debt issuance costs	—	(2.9)
Repurchases of common stock	(173.8)	(75.0)
Proceeds from stock options exercised	19.2	11.6
Dividends paid	(43.9)	(40.9)
Other financing activities, net	(1.9)	(2.1)
Net cash used in financing activities	(255.4)	(206.4)
Effect of exchange rate changes	(0.2)	0.6
Increase in cash and cash equivalents	19.5	40.0
Cash and cash equivalents classified within current assets held for sale, beginning of period	0.3	—
Cash and cash equivalents, beginning of period	184.6	139.5
Cash and cash equivalents, end of period	$204.4	$179.5
Supplemental disclosures:
Income taxes paid	$4.1	$7.5
Interest paid	$22.6	$15.3
Noncash investing and financing activities:
Debt issuance costs included in accounts payable and accrued liabilities	$—	$1.0
Deferred tax asset established on date of acquisition	$—	$0.1
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$247.6
Finance lease obligations	$1.5	$1.7
Operating lease additions, net of terminations	$1.6	$—
Fixed assets included in accounts payable and accrued liabilities	$0.7	$0.7
Dividend payable included in other liabilities	$1.0	$0.1
Gain on sale of assets	$3.5	$—
Held for sale assets contributed to a nonpublic company	$65.9	$—

Non-GAAP Reconciliations
Consolidated Adjusted EBITDA Reconciliation
(in millions)
Note: Adjusted EBITDA is a non-GAAP measure. Margin is calculated as a percentage of consolidated revenues.

	Three Months Ended March 31,
	2020		2019
	Total	Margin	Total	Margin
Net income	$171.7	24.9%	$134.4	21.5%
Depreciation and amortization of fixed assets	46.1	6.7	46.6	7.5
Amortization of intangible assets	41.0	6	33.2	5.3
Interest expense	33.5	4.8	31.9	5.1
Provision for income taxes	45.0	6.5	35.7	5.7
EBITDA	337.3	48.9	281.8	45.1
Acquisition-related costs (earn-outs)	0.1	—	10.0	1.6
Gain from dispositions	(19.4)	(2.8)	—	—
Adjusted EBITDA	318.0	46.1	291.8	46.7
Adjusted EBITDA from acquisitions and dispositions	(8.0)	2.2	(1.9)	0.3
Organic adjusted EBITDA	$310.0	48.3	$289.9	47.0
Segment Results Summary and Adjusted EBITDA Reconciliation
(in millions)
Note: Organic revenues and adjusted EBITDA are non-GAAP measures.

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Insurance	Energy and Specialized Markets	Financial Services	Insurance	Energy and Specialized Markets	Financial Services
Revenues	$489.4	$160.1	$40.3	$453.6	$128.4	$43.0
Revenues from acquisitions and dispositions	(17.8)	(28.9)	(1.7)	(7.6)	—	(5.4)
Organic revenues	$471.6	$131.2	$38.6	$446.0	$128.4	$37.6

EBITDA	$272.4	$50.2	$14.7	$231.3	$37.2	$13.3
Acquisition-related costs (earn-outs)	0.1	—	—	7.5	2.5	—
Gain from dispositions	(15.9)	—	(3.5)	—	—	—
Adjusted EBITDA	256.6	50.2	11.2	238.8	39.7	13.3
Adjusted EBITDA from acquisitions and dispositions	0.8	(8.6)	(0.2)	0.5	1.1	(3.5)
Organic adjusted EBITDA	$257.4	$41.6	$11.0	$239.3	$40.8	$9.8
Segment Adjusted EBITDA Margin Reconciliation
Note: Segment adjusted EBITDA margin is calculated as a percentage of respective segment revenues.

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Insurance	Energy and Specialized Markets	Financial Services	Insurance	Energy and Specialized Markets	Financial Services
EBITDA margin	55.7%	31.4%	36.4%	51.0%	29.0%	30.8%
Acquisition-related costs (earn-outs)	—	—	—	1.7	1.9	—
Gain from dispositions	(3.3)	—	(8.8)	—	—	—
Adjusted EBITDA margin	52.4	31.4	27.6	52.7	30.9	30.8

Consolidated Adjusted EBITDA Expense Reconciliation
(in millions)
Note: Adjusted EBITDA expenses are a non-GAAP measure.

	Three Months Ended
	March 31,
	2020	2019
Operating expenses	$437.5	$422.6
Depreciation and amortization of fixed assets	(46.1)	(46.6)
Amortization of intangible assets	(41.0)	(33.2)
Investment income and others, net	2.1	0.4
Acquisition-related costs (earn-outs)	(0.1)	(10.0)
Gain from dispositions	19.4	—
Adjusted EBITDA expenses	$371.8	$333.2
Diluted Adjusted EPS Reconciliation
(in millions, except per share amounts)
Note: Diluted adjusted EPS is a non-GAAP measure.

	Three Months Ended
	March 31,
	2020	2019
Net income	$171.7	$134.4
plus: Amortization of intangibles	41.0	33.2
less: Income tax effect on amortization of intangibles	(9.0)	(6.9)
plus: Acquisition-related costs and interest expense (earn-outs)	0.1	10.5
less: Income tax effect on acquisition-related costs and interest expense (earn-outs)	—	(0.5)
less: Gain from dispositions	(19.4)	—
plus: Income tax effect on gain from dispositions	9.6	—
Adjusted net income	$194.0	$170.7

Diluted EPS	$1.04	$0.81
Diluted adjusted EPS	$1.17	$1.03

Weighted-average diluted shares outstanding	165.7	166.5
Free Cash Flow Reconciliation
(in millions)
Note: Free cash flow is a non-GAAP measure.

	Three Months Ended
	March 31,
	2020	2019	Change
Net cash provided by operating activities	$362.6	$366.1	(1.0)%
Capital expenditures	(52.9)	(45.2)	17.0
Free cash flow	$309.7	$320.9	(3.5)